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                                                                  Exhibit (a)(5)

                          OFFER TO PURCHASE FOR CASH
                            ALL OUTSTANDING SHARES

                                      OF

                                 COMMON STOCK

                                      OF

                            SUMMIT CARE CORPORATION
                       PURSUANT TO THE OFFER TO PURCHASE
                            DATED FEBRUARY 13, 1998

                                      AT

                             $21.00 NET PER SHARE

                                      BY

                           FV-SCC ACQUISITION CORP.
               A WHOLLY OWNED SUBSIDIARY OF FOUNTAIN VIEW, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

                                                              February 13, 1998

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated February 13, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by FV-SCC Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Fountain View, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Summit Care Corporation, a California corporation (the "Company"), at a price of $21.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

  Shareholders whose certificates evidencing Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date (as defined in "THE TENDER OFFER--Terms of the Offer; Expiration Date" of the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the Depositary's account at a Book-Entry Transfer Facility (as defined in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

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  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

  1. The tender price is $21.00 per Share, net to the seller in cash without interest.

  2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, March 13, 1998, unless the Offer is extended.

  3. The Offer is being made for all outstanding Shares; provided, however, that if the number of Shares tendered and not withdrawn, together with the Shares owned directly or indirectly by Purchaser, is less than 90% of the Shares outstanding, the Offer will be amended to provide for the purchase, on a pro rata basis, of that number of Shares which, together with the Shares owned directly or indirectly by Purchaser, would equal 49.9% of the Shares outstanding.

  4. The Board of Directors of the Company, acting on the unanimous recommendation of a special committee of independent directors of the Board of Directors of the Company, has, by the unanimous vote of all directors present with one director absent during the vote, (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of the Company and the shareholders of the Company, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and
(c) recommends the acceptance of the Offer by shareholders of the Company.

  5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would constitute not less than 90% of the Shares then outstanding (the "Minimum Condition").

  In the event the Minimum Condition is not satisfied on or before the tenth business day after all other conditions to the Offer have been satisfied (the "Initial Expiration Date"), (A) the Minimum Condition shall be automatically amended to mean that a number of shares (the "Revised Minimum Number") which, together with the Shares then owned directly or indirectly by Purchaser, would equal not less than 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and (B) Purchaser will amend the Offer to provide that Purchaser will purchase, on a pro rata basis in the Offer, that number of Shares which, together with the Shares then owed directly or indirectly by Purchaser, would equal 49.9% of the Shares then outstanding (calculated as of the Initial Expiration Date).

  6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth in this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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                                  INSTRUCTIONS
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
       ALL OUTSTANDING SHARES OF COMMON STOCK OF SUMMIT CARE CORPORATION

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 13, 1998, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by FV-SCC Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Fountain View, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Summit Care Corporation, a California corporation (the "Company").

  This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated in either appropriate space below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


                                                   SIGN HERE

  Number of Shares to               -------------------------------------------

  be Tendered*:                     -------------------------------------------
          Shares                                 Signature(s)

                                   -------------------------------------------

                                    -------------------------------------------
Account Number: ___                     Please Type or Print Name(s) Here

Dated:     , 1998                   -------------------------------------------
                                       Please Type or Print Address(es) Here

                                   -------------------------------------------

                                    -------------------------------------------
                                           Area Code And Telephone Number

                                    -------------------------------------------
                                    Taxpayer Identification Or Social Security
                                                      Number

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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